EXHIBIT 4.16

Irrevocable Letter of Guarantee for

Joint and Several Liability

To: Shenzhen Qianhai Feishang Environmental Investment Co., Limited (“Your Company”)

Your Company and Shenzhen Chaopeng Investment Co., Ltd. (“the Guaranteed”) have signed the Loan Agreement on June 30, 2021, pursuant to which the Guaranteed shall borrow RMB80 million from Your Company, with an annual interest rate of 9% and a term of one year. Upon the expiration of the loan, the principal and interest shall be repaid in a lump sum.

Shenzhen Feishang Investment Co., Limited (“the Guarantor”) voluntarily assumes joint and several liability for the repayment of the principal and interest of the Guaranteed in the Loan Agreement and promises to be jointly and severally liable for the repayment if the Guaranteed makes any breach of the Loan Agreement. The matters related to the guarantee are hereby confirmed as follows:

1.	This Letter of Guarantee is an irrevocable, independent letter of guarantee, and its validity is not affected by the validity of the Loan Agreement.
2.	This Letter of Guarantee shall be deemed to be valid once it has been made, and shall not be revoked without Your Company’s written consent.
3.	The guarantee scope of this Letter of Guarantee is the principal debt, interest, liquidated damages, damages of the Guaranteed under the Loan Agreement and all expenses (including but not limited to litigation costs, property preservation fees, attorney fees, travel expenses, execution fees, assessment fees and auction fees) incurred by Your Company to realize the creditor's rights (including the secured creditor's rights).
4.	The guarantee period of this Letter of Guarantee is one year after the expiration of the performance period of all debts incurred by the Guaranteed in the Loan Agreement.
5.	This Letter of Guarantee shall be governed by the laws of the People's Republic of China. Any dispute arising from this letter of guarantee shall be settled in the manner agreed in the Loan Agreement. This Letter of Guarantee is an integral part of the Loan Agreement and has the same effect as the Loan Agreement.

Guarantor: Shenzhen Feishang Investment Co., Limited (Seal)

Legal representative (signature): /s/ Zhang Jian

June 30, 2021